Two Moons Kachinas Corp.
                    9005 Cooble Canyon Lane
                       Sandy, Utah 84093




September 22, 2003



Leonard W. Burningham, Esq.
455 East 500 South, #205
Salt Lake City, Utah  84111

Re: Written Compensation Agreement for the issuance of shares of common stock of Two Moons Kachinas Corp., a Nevada corporation (the "Company"), in consideration of certain consulting services rendered by you

Dear Mr. Burningham:

          This written Compensation Agreement will confirm that the Company will issue to you or your employees 70,500 shares of common stock of the Company to be registered on Form S-8 of the Securities and Exchange Commission for the following consulting services rendered by you to or for the benefit of the Company as an employee of SCS to the date hereof:

          Outstanding billings through September 1, 2003 for non-capital raising services to that date, including, preparing reports; beneficial ownership forms; and related services.

          The issuance of these securities shall also be in full compensation and payment of any and all services of any kind or nature rendered by you to the Company to the date hereof.

          Thank you very much.

                                      Yours very sincerely,

                                      /s/ David C. Merrell

                                      David C. Merrell, President



Accepted, with the provision that the 70,500 shares of the Company that are to be issued to the undersigned, be issued as follows, all at the above address:

          Leonard w. Burningham     43,500 shares
          Branden T. Burningham     10,000 shares
          Bradley C. Burningham     10,000 shares
          Sheryl Ross                4,000 shares
          Shelley Goff               1,500 shares
          Marjorie Green             1,500 shares
                                    _____________
                                    70,500 shares







/s/ Leonard W. Burningham
_____________________
Leonard W. Burningham, Esq.

Date: 9/22/03